Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253 Ext. 23
For immediate release
C&D TECHNOLOGIES, INC. CLOSES PRIVATE PLACEMENT OF
5.25% CONVERTIBLE SENIOR NOTES DUE 2025
     Blue Bell, PA—November 21, 2005— C&D Technologies, Inc. (NYSE: CHP) announced that it has closed its previously announced private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of its 5.25% Convertible Senior Notes due 2025. The initial purchasers of the notes have also exercised their option to purchase an additional $15 million aggregate principal amount of notes for a total offering of $75 million.
     C&D utilized all of the approximately $72.1 million of the net proceeds of the offering to repay outstanding borrowings under its existing senior secured credit facility.
     C&D is a leading manufacturer and marketer of electrical power storage systems for the standby power and motive power markets. C&D also produces electronic power supply and conversion products for large OEMs for telecommunications networking, office, industrial and military equipment.
Forward-looking Statements:
     This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.
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